Exhibit 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer

(949) 975-1550

steve.handy@smawins.com

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland

(415) 896-6820

dsherk@evcgroup.com

SM&A Reports Strong Third Quarter Financial Results

Record Revenue up 47% Year-over-Year

Record Quarterly Revenue for Program Services

Net Income Growth of 339% Year-over-Year

NEWPORT BEACH, CA—November 5, 2007 — SM&A (Nasdaq:WINS), the world’s leading provider of business strategy and proposal development services that ensure clients’ ability to win competitive procurements, and a leading provider of program management services, today reported record third quarter revenue, as well as improved gross margins, net income and earnings per diluted share for the quarter ended September 30, 2007.

Revenue for the third quarter was $25.1 million, a 47% increase over the $17.0 million in revenue reported for the third quarter of 2006. Excluding the contribution from the acquisitions in 2007 of PPI and PMA, total third quarter revenue grew 31% from the same quarter of the prior year. Net income increased 339% to $1.8 million compared with $0.4 million in the prior year’s third quarter. Earnings per diluted share for the quarter were $0.10 compared with $0.02 for the third quarter of 2006. Earnings per diluted share without management transition costs were $0.12.

For the nine month period ended September 30, 2007, revenue totaled $74.3 million, 40% above revenue for the comparable period in 2006 of $53.0 million. Net income for the first nine months of 2007 was $5.3 million, an 84% increase from net income for the first nine months of 2006 of $2.9 million. Earnings per diluted share were $0.28 in the first nine months of 2007 compared with $0.15 for the first nine months of 2006. Earnings per diluted share without management transition costs were $0.32.

“By all measures, we had a great third quarter,” said Cathy McCarthy, president and CEO of SM&A. “Our third quarter results reflect the success of our strategy to build our relationships with strategic clients by offering a growing range of best-of-breed services and solutions across their program life cycles. Revenue from both our Competition Management and Program Services increased significantly from the prior year’s third quarter and Program Services revenue set an all time quarterly high reflecting strong core growth as well as our acquisition of two well-recognized leaders in Program Services.”

“An increase in success fees earned, as well as improved revenue mix were the critical factors in the improvement in gross margin in the quarter to 40.4%,” continued Ms. McCarthy. “Growth in revenue and our strong gross profit margin more than offset the increased SG&A expense reflecting the expenses related to the recently acquired companies as well as one-time charges related to the recent management transition.”

“The improvement in net income is a testament to the strength of our business model, our successful execution and our ability to generate operating leverage. We are implementing some operational initiatives during the fourth quarter in order to enhance leveraging opportunities from our business model in 2008. We expect these initiatives will, among other things, enable us to respond more effectively to the needs of our broadening client base. These initiatives, combined with a slightly lower gross margin in the fourth quarter, lead us to maintain our full year earnings outlook of $0.36 per share on slightly higher revenue of approximately $96 million,” concluded Ms. McCarthy.

Revenue from A&D clients totaled $18.1 million for the third quarter, a 43% increase over the third quarter of 2006. Revenue from non-A&D clients was $7.0 million, a 63% increase from non-A&D revenue in the third quarter of last year and a 26% increase over the second quarter of 2007. Non-A&D business represented 28% of total third quarter revenue, compared with 26% a year ago and 22% in the second quarter of this year. Competition Management revenue for the quarter was $13.6 million, a 39% increase from the same quarter of the previous year. Program Services revenue for the quarter was a record $11.5 million, a 60% increase which included a $2.7 million contribution from acquisitions. Competition Management represented 54% of total quarterly revenue, compared with 58% of the total quarterly revenue last year.

Gross margin for the quarter was 40%, compared with 39% in the second quarter of 2007 and 38% in the third quarter of 2006. The year-over-year and quarterly increase was primarily the result of an increase in the level of success fees earned and revenue mix. The Company expects gross margin to be between 39 and 40 percent for the fiscal year.

Total SG&A expenses were $7.1 million in the quarter, and included approximately $600,000 in one-time expenses related to the management transition. Stock based compensation expense totaled $436,000 in the third quarter of 2007 compared to $313,000 in the third quarter of 2006. Excluding stock based compensation, the acquisitions and expenses related to the management transition, SG&A was approximately $5.6 million compared with $5.6 million in the third quarter last year.

Cash and investments at the end of the third quarter totaled $9.3 million.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Monday, November 5, 2007 to discuss the Company’s third quarter 2007 results. To participate, callers should dial (800) 218-8862 or (303) 262-2075, for international dial-in, approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11099855#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2007 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,776	$15,143
Investments	6,520	—
Accounts receivable, net	24,849	15,759
Prepaid expenses and other current assets	1,341	871
Total current assets	35,486	31,773
Fixed assets, net	3,644	3,446
Goodwill	6,183	—
Intangibles, net	2,003	—
Other assets	890	407
	$48,206	$35,626
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,836	$1,232
Accrued compensation and related benefits	4,516	2,112
Other current liabilities	70	42
Total current liabilities	6,422	3,386
Other liabilities	906	644
Total liabilities	7,328	4,030

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	44,728	39,893
Treasury stock	(1,506)	(664)
Accumulated deficit	(2,346)	(7,635)
Total stockholders’ equity	40,878	31,596
	$48,206	$35,626

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$25,059	$17,025	$74,251	$53,017
Cost of revenue	14,941	10,645	45,021	31,487
Gross margin	10,118	6,380	29,230	21,530

Selling, general and administrative expenses	7,095	5,859	20,620	17,272
Operating income	3,023	521	8,610	4,258

Interest income, net	80	158	301	602
Income before income taxes	3,103	679	8,911	4,860

Income tax expense	1,268	261	3,622	1,983

Net income	$1,835	$418	$5,289	$2,877

Net income per share:
Basic	$0.10	$0.02	$0.28	$0.15
Diluted	$0.10	$0.02	$0.28	$0.15

Shares used in calculating net income per share:
Basic	18,874	18,730	18,758	19,235
Diluted	19,021	18,910	18,930	19,419